Exhibit 99.3

March 2, 2022

Dear Colleagues,

As you may have seen, today we filed our preliminary proxy statement with the SEC in connection with the Company’s 2022 Annual Meeting of Stockholders. Within that filing, we disclosed that one of our stockholders, Saddle Point Management L.P., nominated four candidates to be elected to our Board of Directors.

At Curtiss-Wright, we regularly engage with our stockholders regarding our performance and strategy. We listen to and appreciate diversity in perspective. Members of our team have been actively engaged in dialogue with Saddle Point and have had numerous discussions regarding our shared goal of driving enhanced value.

Our Board thoroughly evaluated Saddle Point’s director nominees with the assistance of external advisors. Following this review, the Board determined not to add their director nominees to the Board. We are confident that our strategy is delivering results and we remain focused on capitalizing on the Company’s strong momentum.

Curtiss-Wright has a strong track record of taking actions to promote growth and stockholder value creation and will continue that rigor going forward. Our Board and management team are committed to acting according to the best interests of the Company and our stockholders, and we will update you as much as is possible and appropriate moving forward.

I want to emphasize that it remains business as usual for us. We have a dedicated team handling this matter, including many highly experienced external advisors. We are counting on you to stay focused on your day-to-day responsibilities. If you receive any calls from the media, financial community or other outside parties, please forward them to John Watts, 704.869.4650 or jwatts@curtisswright.com, who will coordinate a response on the Company’s behalf.

Thank you for your commitment to our strong values rooted in integrity and excellence and for continuing to provide critical state-of-the-art solutions through trusted customer relationships. On behalf of our Board and the management team, I want to reiterate our great confidence in the road ahead.

Kind Regards,

Lynn Bamford
The information in this correspondence is for internal use and is the property of Curtiss-Wright Corporation